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Guided Therapeutics, Inc. Reports Preliminary Findings from FDA Pivotal Clinical Trial

Non-invasive technology finds disease missed by Pap test

    ATLANTA (February 10, 2008) - Guided Therapeutics, Inc. (GT) (Pink Sheets: GTHP) today announced that its LightTouch™ non-invasive cervical cancer detection technology properly identified cervical disease missed by Pap tests and conventional pathology in a multi-site Food and Drug Administration (FDA) pivotal clinical trial. Based on the outcome of the study, GT plans to submit the trial results to the FDA as part of the Premarket Approval (PMA) application for the LightTouch.

    "We are very pleased that the results of the study indicate that the LightTouch is capable of discovering disease that may be missed by conventional cervical disease detection," said Mark L. Faupel, Ph.D., GT President and CEO at the Southeastern Medical Device Association annual conference in Atlanta. "Based on the study results, we believe that our technology also demonstrates the capability to detect cervical disease early, when it is most effectively treated."

    Since the pivotal trial began, more than 1,900 women were tested to demonstrate the technology's safety and efficacy in detecting cervical disease, including an arm of the study that assessed effectiveness of an investigational commercial version of the device and single-use disposable.

    The study protocol indicated that all subjects were referred after undergoing a Pap test, or had some other risk factor that fulfilled the referral criteria of the study. Each subject was tested with the LightTouch investigational device and underwent an additional Pap test, colposcopic exam and biopsy. Two generations of the investigational LightTouch were used in the trial.

    Preliminary results from the study showed that the LightTouch performed better than the Pap test. The investigational commercial version of the LightTouch detected approximately 46 percent more cervical disease than the Pap test -  a statistically significant improvement.

    The company expects to complete analyzing the study results and present the findings to the FDA in the second quarter of 2009.

    The GT LightTouch technology systematically and rapidly scans the cervix to identify cancer and pre-cancer painlessly and non-invasively by analyzing the wavelengths of light reflected from cervical tissue. The technology distinguishes between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the LightTouch test does not require a tissue sample or laboratory analysis, and is designed to provide results immediately.

    Clinical trial sites include the University of Miami, The University of Texas Southwest, Emory University/Grady Memorial Hospital in Atlanta, the Medical College of Georgia in Augusta, GA, St. Francis Hospital/University of Connecticut in Hartford, Orange Coast Women's Center and Saddleback Women's Center in California.

    According to studies published in the peer-reviewed Journal of Lower Genital Tract Disease, the non-invasive LightTouch test has the potential to be significantly more accurate when compared to the Pap test and Human Papilloma Virus test, two standard tests women currently undergo for cervical screening and diagnosis.

About Guided Therapeutics

    Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to provide an objective result at the point of care thereby improving the management of cervical disease. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately. The company also owns technology for measuring substances in interstitial fluid, a secondary circulatory system in the body that surrounds the cells. For more information, visit GT's web site www.guidedinc.com.

    The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics' actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in Guided Therapeutics' reports filed with the SEC, including Guided Therapeutics' Annual Report on Form 10-KA for the fiscal year ended December 31, 2007 and subsequent quarterly reports.

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